EXHIBIT 99.1

PRESS RELEASE

Contact: Scott Meyerhoff

Chief Financial Officer

(770) 248-9600

INTERCEPT ANNOUNCES SECOND QUARTER 2003 FINANCIAL RESULTS

ATLANTA, GA (August 11, 2003) – InterCept, Inc. (Nasdaq: ICPT), a leading provider of technology products and services for financial institutions and merchants, today reported financial results for the three and six months ended June 30, 2003.

Financial Results

Total revenues for the three months ended June 30, 2003 totaled $64.1 million, a 16.3% increase compared with $55.1 million for the three months ended June 30, 2002. Net income per common share, excluding $3.8 million of non-recurring items related to SLMsoft Inc., as explained below, totaled $3.0 million or $0.15 per share (diluted), on 20.3 million average shares outstanding for the three months ended June 30, 2003, versus net income per common share, excluding unusual items totaling $0.4 million, of $5.1 million or $0.27 per share (diluted), on 19.0 million shares outstanding for the three months ended June 30, 2002. On a GAAP basis, net income per common share including these unusual charges was $600,000 or $0.03 per share (diluted) for the three months ended June 30, 2003 versus net income of $4.8 million or $0.25 per share (diluted) for the three months ended June 30, 2002. A reconciliation of net income excluding the SLM item and GAAP net income is included in the financial data accompanying this press release.

John Collins, InterCept Chairman and CEO commented, “We were pleased with our financial results during the second quarter. We continue to see strong acceptance from our customers of our end-to-end solution for their technology needs.”

“I am happy to report two significant positive events for our company that occurred since the end of the quarter. On July 25, 2003, InterCept began the first phase of the conversion of Sovereign Bank’s item processing and on August 11, 2003, we completed the conversion of the New England region’s 255 community banking offices. I am also pleased to announce the signing of a commitment letter for a $50.0 million credit facility with Bank of America. These two events are very positive steps in our continued growth as a company and will allow us to better serve our customers’ needs.”

Second Quarter 2003 Financial Detail

Income Statement Review

Total revenues grew to $64.1 million for the three months ended June 30, 2003 from $55.1 million for the three months ended June 30, 2002. Of the $64.1 million, 92% was recurring in nature. Total revenues from Financial Institution Services grew to $48.6 million from $40.7 million in the second quarter of 2002 and $47.8 million in the first quarter of 2003, and customer reimbursements included in this total grew to $3.7 million in the second quarter of 2003 from $2.5 million in the second quarter of 2002 and $4.3 million in the first quarter of 2003. Total revenues from Merchant Services grew to $15.5 million from $14.4 million in the second quarter of 2002, but decreased from $17.4 million for the first quarter of 2003. Revenue from Financial Institution Services increased due to the acquisition of item processing centers in July 2002 and internal growth. Revenue from Merchant Services was higher in the second quarter of 2003 than in the second quarter of 2002 as a result of the acquisitions of iBill in April 2002 and EPX in May 2002, offset by customer attrition in the merchant base.

Net Income per common share excluding the unusual non-recurring items totaled $3.0 million or $0.15 per share in the second quarter of 2003 from a total of $5.1 million, or $0.27 per share during the second quarter of 2002. On a GAAP basis, net income available to common shareholders including these losses was $600,000 or $0.03 per share (diluted) for the three months ended June 30, 2003 versus net income of $4.8 million or $0.25 per share (diluted) for the three months ended June 30, 2002.

Gross margins totaled approximately 49.4% for the second quarter of 2003 as compared to 53.3% for the second quarter of 2002 and 49.1% for the first quarter of 2003. Gross margins decreased from the second quarter of 2002 because of the inclusion of additional revenue from the company’s acquisition in July 2002 of item processing centers as well as additional equipment and installation revenues. These revenue sources carry lower gross margins.

Selling, general and administrative expenses as a percentage of total revenues totaled 35.5% as compared to 33.3% for the second quarter of 2002 and 35.8% for the first quarter of 2003.

InterCept continues to pursue MCI and its billing agent for monies related to the Company’s Web 900 offering. During the second quarter of 2003, InterCept received approximately $400,000, net of amounts reimbursed to customers, related to monies that MCI collected but did not remit upon their filing for bankruptcy during June 2002. These amounts are included as a reduction in cost of services in the accompanying financial statements.

Upon the sale of the assets of Netzee, Inc. in December 2002, a portion of the purchase price was placed into escrow pending the resolution of certain matters. In June 2003, InterCept was notified that it would receive approximately $400,000 from escrow, which was classified in other (expense) income, net in the accompanying financial statements. InterCept received the $400,000 during July 2003.

The effective tax rate for the second quarter of 2003 was 40.4% as compared to 37.0% for the second quarter of 2002. The increase in the effective rate is mainly due to increased profits in states with higher tax rates and permanent non-deductible items.

Balance Sheet Review

InterCept’s outstanding indebtedness on its line of credit as of June 30, 2003 was $31.3 million. As previously noted, InterCept entered into a commitment letter for a $50.0 million three-year credit facility with Bank of America, N.A. InterCept anticipates closing this facility by September 30, 2003.

The amount outstanding on InterCept’s CD-secured note was $17.0 million at June 30, 2003. This note is secured by cash investments of $18.0 million.

Capital expenditures for the six months ended June 30, 2003 were $11.7 million. In August 2003, InterCept signed leasing agreements to finance $5.2 million that upon receipt will further reduce InterCept’s borrowings under its line of credit .

Client payouts decreased to $42.5 million as of June 30, 2003 compared to $58.7 million as of December 31, 2002. This decrease is due to lower transaction volume and customer attrition in the Merchant Services division.

SLMsoft Inc.

On December 3, 2001, InterCept entered into a loan agreement with SLMsoft Inc. and its subsidiary. Under the loan agreement, InterCept loaned SLM $7.0 million in exchange for cash and settlement of indemnification obligations that SLM owed to InterCept. The loan was secured by the pledge of shares of InterCept stock. During the second quarter of 2003, both SLM entities became the subject of bankruptcy proceedings. The loan matured on June 30, 2003, has not been repaid, and is secured by 371,636 shares of InterCept common stock. As of June 30, 2003, InterCept took a $3.5 million charge against the loan, leaving a balance of $3.7 million on the balance sheet. InterCept also incurred a $250,000 charge related to other obligations SLM owes to InterCept.

Credit Facility

InterCept’s principal credit facility is presently with Wachovia Bank. The $3.8 million in charges related to SLM described above caused InterCept not to comply with a financial covenant in the Wachovia facility. Wachovia has waived this non-compliance until September 30, 2003. InterCept has accepted a commitment letter from Bank of America, N.A. for a new $50 million credit facility, which would provide sufficient borrowing capacity to repay Wachovia in full and provide additional working capital to InterCept.

Sovereign Bank

InterCept began transitioning Sovereign Bank’s item and check processing services on July 25, 2003 and have completed the transition of all 255 of Sovereign’s community banking offices located in the New England area. InterCept anticipates completing the conversion of the remaining Sovereign community banking offices to InterCept’s check image processing services by year-end.

Effect of Recent Settlement by MasterCard and Visa of Class Action

As recently reported, MasterCard and Visa have settled the class action lawsuit brought by Wal-Mart and others regarding debit card transactions. While there is still uncertainty on how the settlement will affect debit card volumes and merchants who choose to accept or deny debit cards, InterCept believes that the changes in interchange could affect its financial results. Based on current activity levels InterCept estimates that the changes as presently reported will reduce its earnings by approximately $50,000 per month.

Additional Information Regarding 2003 Earnings

As previously discussed, InterCept has completed the first stage of the Sovereign conversion. While this conversion has been successfully completed, the conversion did not happen as quickly as InterCept had anticipated. As a result InterCept will not achieve the revenue and profit levels related to Sovereign during 2003 that InterCept originally estimated. InterCept will incur additional costs directly related to the new credit facility and the retirement of the existing credit facility. The combination of these two items along with the reduction in debit card earnings will result in an estimated reduction of net income of $1.8 million for 2003, the majority of which will not be related to InterCept’s recurring operations.

Analyst Conferences

InterCept will continue holding quarterly analyst conferences to provide further insight into its operations and earnings. Information on the analyst conference regarding InterCept’s third quarter results will be released prior to the end of the third quarter of 2003. That conference will be held in November 2003 in San Antonio, Texas.

Live Webcast Information

Anyone interested in listening to the analyst conference scheduled for 9:00 AM EDT today should log on to www.intercept.net 10 minutes prior to the scheduled start time. Once on the web site, click on the Investor Relations tab and select Webcasts/Conference Calls. Archives of the conference presentations will also be available at the same URL address.

About InterCept

InterCept, Inc. is a single-source provider of a broad range of technologies, products and services that work together to meet the technology and operating needs of financial institutions and merchants. InterCept’s products and services include core data processing, check processing and imaging, electronic funds transfer, debit and credit card processing, data communications management, and related products and services. For more information about InterCept, go to www.intercept.net or call 770.248.9600.

We believe that presentation of non-GAAP financial measures in this press release provides useful information to investors regarding InterCept’s financial condition and results of operations because it permits investors to better understand our core business without the effects of unusual items related to the bankruptcy of a debtor of InterCept.

This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates, and projections about InterCept and our industry. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of InterCept’s control, that may cause actual results to differ materially from those expressed or implied by forward-looking statements. These risks and uncertainties include: whether Intercept can convert Sovereign Bank to InterCept’s item processing and check imaging centers in the time frames it expects; the effects of the MasterCard and Visa settlement; how and when the SLM loan situation will ultimately be resolved; and whether InterCept can close on the new Bank of America facility within the waiver period granted by Wachovia and thus avoid a default under the Wachovia facility. Please see the section in our most recent Quarterly Report on Form 10-Q entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations – Disclosure Regarding Forward-Looking Statements.

InterCept, Inc.

Financial Highlights

(unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Financial institution services	$44,855	$38,216	$88,382	$75,206
Merchant services	15,508	14,385	32,953	14,860
Customer reimbursements	3,707	2,498	7,968	5,213

Total revenues	64,070	55,099	129,303	95,279
Cost of Services:
Costs of financial institution services	21,979	17,347	43,730	34,095
Costs of merchant services	6,225	5,870	14,459	5,899
Customer reimbursements	3,707	2,498	7,968	5,213

Total cost of services	31,911	25,715	66,157	45,207

Selling, general and administrative	22,718	18,360	46,548	30,334
Depreciation and amortization	4,978	3,893	9,760	6,307

Operating income	4,463	7,131	6,838	13,431
Other (expense) income, net	(3,309)	573	(3,313)	1,751

Income before income taxes, equity in loss of affiliates, and minority interest	1,154	7,704	3,525	15,182
Provision for income taxes	467	2,850	1,372	5,606
Equity in loss of affiliates	(23)	—	(4)	(1,487)
Minority interest	(16)	(9)	(29)	(16)

Net income	648	4,845	2,120	8,073

Income per share:
Basic	$0.03	$0.26	$0.11	$0.44

Diluted	$0.03	$0.25	$0.10	$0.42

Weighted average shares outstanding:
Basic	19,788	18,587	19,755	18,293
Diluted	20,277	19,017	20,229	19,073

InterCept, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2003	December 31, 2002
	unaudited
ASSETS
Current assets:
Cash and cash equivalents	$4,647	$24,071
Short term investments	18,346	19,239
Accounts receivable, net	29,432	29,229
Advances to SLM	3,654	7,485
Deferred tax assets	2,599	2,536
Prepaid expenses	14,757	6,782
Inventory and other	7,930	15,537

Total current assets	81,365	104,879

Property and equipment, net	48,541	42,324
Intangible assets, net	80,102	83,418
Goodwill, net	212,159	216,144
Other assets	21,651	25,849

Total assets	$443,818	$472,614

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$48,557	$23,740
Accounts payable and accrued expenses	18,192	19,364
Client payouts and reserves	42,513	58,740
Deferred revenue	11,211	11,825

Total current liabilities	120,473	113,669

Long-term debt, net of current portion	—	39,425
Deferred revenue	361	376
Deferred taxes	4,978	3,832

Total liabilities	125,812	157,302
Minority interest	283	253

Shareholders’ equity:
Common stock	301,699	301,152
Retained earnings	16,380	14,255
Unrealized gain on securities	(356)	(348)

Total shareholders’ equity	317,723	315,059

Total liabilities and shareholders’ equity	$443,818	$472,614

InterCept, Inc.

Condensed Consolidated Statement of Operations

Three Months Ended June 30, 2003

(unaudited and in thousands except per share data)

Reconciliation of GAAP Amounts to Non-GAAP Financial Measures

	GAAP	Unusual Items	Reconciliation to Non-GAAP Financial Measure
Revenues:
Financial institution services	$44,855	$—	$44,855
Merchant services	15,508	$—	15,508
Customer reimbursements	3,707	—	3,707

Total Revenues	64,070	—	64,070

Cost of Services:
Costs of financial institution services	21,979	—	21,979
Costs of merchant services	6,225	—	6,225
Customer reimbursements	3,707	—	3,707
Selling, general & administrative	22,718	52	22,666
Depreciation & amortization	4,978	—	4,978

Total Operating Expenses	59,607	52	59,555

Operating Income	4,463	(52)	4,515

Other (Expense)Income, net	(3,309)	(3,700)	391

Total Other (Expense) Income, net	(3,309)	(3,700)	391

Income Before Income Taxes, Equity in Loss of Affiliates, and Minority Interest	1,154	(3,752)	4,906

Provision for Income Taxes	467	1,430	1,897
Equity in Income of Affiliate	(23)	—	(23)
Minority interest	(16)	—	(16)

Net Income Attributable To Common Shareholders	$648	$(2,322)	$2,970

Net Income Per Common Share (Diluted)	$0.03		$0.15

Weighted Average Shares Outstanding (Diluted)	20,277		20,277

*	All of the unusual items are related to the SLM write-off

InterCept, Inc.

Condensed Consolidated Statement of Operations

Six Months Ended June 30, 2003

(unaudited and in thousands except per share data)

Reconciliation of GAAP Amounts to Non-GAAP Financial Measures

	GAAP	Unusual Items	Reconciliation to Non-GAAP Financial Measure
Revenues:
Financial institution services	$88,382	$—	$88,382
Merchant services	32,953	$—	32,953
Customer reimbursements	7,968	—	7,968

Total Revenues	129,303	—	129,303

Cost of Services:
Costs of financial institution services	43,730		43,730
Costs of merchant services	14,459	780	13,679
Customer reimbursements	7,968	—	7,968
Selling, general & administrative	46,548	737	45,811
Depreciation & amortization	9,760	—	9,760

Total Operating Expenses	122,465	1,517	120,948
Operating Income	6,838	(1,517)	8,355
Other (Expense)Income, net	(3,313)	(3,700)	387

Total Other (Expense) Income, net	(3,313)	(3,700)	387
Income Before Income Taxes, Equity in Loss of Affiliates, and Minority Interest	3,525	(5,217)	8,742
Provision for Income Taxes	1,372	1,988	3,360
Equity in Income of Affiliate	(4)	—	(4)
Minority interest	(29)	—	(29)

Net Income Attributable To Common Shareholders	$2,120	$(3,229)	$5,349

Net Income Per Common Share (Diluted)	$0.10		$0.26

Weighted Average Shares Outstanding (Diluted)	20,229		20,229

InterCept, Inc. and Subsidiaries

Segment Information

(unaudited and in thousands)

	Financial Institution Services				Merchant Services
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Service fees	$40,064	$33,877	$78,359	$67,227	$15,508	$14,385	$32,953	$14,860
Data communications management	2,519	2,262	4,957	4,236	—	—	—	—
Equipment and product sales, services and other	2,272	2,077	5,066	3,743	—	—	—	—
Customer reimbursements	3,707	2,498	7,968	5,213	—	—	—	—

Total revenues	48,562	40,714	96,350	80,419	15,508	14,385	32,953	14,860

Costs of services:
Costs of service fees	18,250	14,334	36,019	28,433	6,225	5,870	14,459	5,899
Costs of data communications management	1,925	1,349	3,733	2,712	—	—	—	—
Costs of equipment and product sales, services and other	1,804	1,664	3,978	2,950	—	—	—	—
Customer reimbursements	3,707	2,498	7,968	5,213	—	—	—	—

Selling, general and administrative expenses	15,727	12,534	32,018	24,257	6,991	5,423	14,530	5,674
Depreciation and amortization	3,406	2,511	6,685	4,920	1,572	1,382	3,075	1,387

Total operating expenses	44,819	34,890	90,401	68,485	14,788	12,675	32,064	12,960

Operating income	$3,743	$5,824	$5,949	$11,934	$720	$1,710	$889	$1,900